Amendment 007A to the iDEN Infrastructure Equipment Supply Agreement
Exhibit 10.2
CONFIDENTIAL TREATMENT REQUESTED
Confidential material has been separately filed with the Securities and Exchange Commission under an application for confidential treatment. Terms for which confidential treatment has been requested have been omitted and marked with an asterisk [*].
FORM OF
AMENDMENT 007A
TO THE
IDEN INFRASTRUCTURE EQUIPMENT SUPPLY AGREEMENT
This Amendment 007A to the iDEN Infrastructure Equipment Supply Agreement (“Amendment”) is effective as of September 28, 2006 (“Effective Date”) between Motorola, Inc., a Delaware corporation, by and through its Networks business, with offices at 1421 W. Shure Drive, Arlington Heights, Illinois 60004 (“Motorola”), and each company listed on Schedule A (the “Nextel Subsidiary”), and NII Holdings, Inc. (formerly known as Nextel International, Inc.), a Delaware corporation, with offices located at 10700 Parkridge Boulevard, Suite 600, Reston, VA 20191 (the Nextel Subsidiary and NII Holdings, Inc. are to be collectively referred to as “Customer”. Motorola and Customer are to be collectively referred to as the “Parties”.)
WHEREAS, Motorola and Customer previously entered into the iDEN Infrastructure Equipment Supply Agreement effective as of June 30, 2000. (The iDEN Infrastructure Equipment Supply Agreement, as amended, shall be referred to herein as the “Existing Agreement”);
WHEREAS, Motorola and Customer previously entered into Amendment No. 006 to the iDEN Infrastructure Equipment Supply Agreement dated effective as of the 1st day of January, 2005, which extended the term of the agreement described in the foregoing recital through December 31, 2007; and
WHEREAS, Motorola and Customer wish to further extend the term of the Existing Agreement through December 31, 2011, under terms as modified in this Amendment.
NOW, THEREFORE, in consideration of the promises and mutual obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Motorola and Customer agree as follows:
1.	General
Except as set forth herein, all capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.
2.	Modifications to Existing Agreement
A.	Section 6.4 of the Existing Agreement is replaced in its entirety by the following:
“6.4	Effective September 28, 2006, Motorola will not increase the Price Book prices on Motorola-manufactured iDEN infrastructure equipment unless unit sales volume of that equipment in any year becomes less than [*]% of the [*] unit sales volume of that equipment. [*] The price increase from September 28, 2006 to December 31, 2011 will be capped at [*]% over the 2006 Price Book price for

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Amendment 007A to the iDEN Infrastructure Equipment Supply Agreement
the Motorola-manufactured iDEN infrastructure equipment.
For purposes of this Section 6.4, “Motorola-manufactured Equipment” shall mean all of the Equipment that prior to or as of September 28, 2006 has been or is directly manufactured by Motorola. Motorola-manufactured Equipment shall also include Equipment being manufactured by third parties controlled by, or under common control with, Motorola.”
B.	The following is included as Section 8.8 of the Existing Agreement:
“8.8	Notwithstanding any other provision of this Agreement, the warranty under this Section 8 is transferable upon the purchase or sale of Equipment by Customer from or to any of the NII Affiliates in the cases of excess equipment or re-use of existing equipment, provided that Motorola may reasonably require re-certification of any such purchased or sold Equipment prior to transfer of the warranty. Further, applicable warranty on existing or new Equipment shall not be void upon such purchase or sale of excess or re-usable Equipment, provided that Motorola may reasonably require re-certification of any such purchased or sold Equipment as a condition to continuation of the warranty. Motorola is under no obligation to support or warrant equipment that has been procured by Customer from third-parties. Use of third-party-supplied infrastructure equipment in combination with infrastructure equipment supplied by Motorola my void the warranty on the Motorola-supplied equipment.”
C.	Section 28 of the Existing Agreement, Term, is replaced in its entirety by the following:
“28.	The term of this Agreement shall be from June 30, 2000 until December 31, 2011.”
3.	IPL Pricing Adjustments

IPL Monthly Price-Per-Subscriber Calculation
A.	The IPL calculation described in Section 3.B of Amendment No. 6 to the Existing Agreement (“Amendment 6”) will continue in effect until December 31, 2011, except that the per-Subscriber IPL price limits specified in that Section will no longer be applicable after any calendar year during which Motorola’s worldwide aggregate dollar volume of iDEN infrastructure sales becomes less than [*]% of Motorola’s [*] worldwide aggregate dollar volume of iDEN infrastructure sales. For purposes of this Section, iDEN infrastructure sales include any sales of iDEN infrastructure hardware, software and services. (The existing per-Subscriber IPL price limits under Section 3.B of Amendment No. 6 are $[*] for [*] or less Nextel International Entities Net Adds, $[*] for more than [*] and less than [*] Nextel International Entities Net Adds, and $[*] for more than [*] Nextel International Entities Net Adds.) If the IPL price limits become inapplicable in accordance with this paragraph, the per-Subscriber IPL price will be set at $[*] per Subscriber.

B.	For purposes of determining Nextel International Net Adds as described in Section 3.B of Amendment 6, “Nextel International Entities” will continue to be defined as (a) the Nextel Subsidiaries and (e) the respective Affiliates of any of those entities. Neither Centennial Cayman Corp. Chile, S.A., nor any other subsidiary or affiliate of NII beyond those specifically mentioned in the previous sentence will be included for purposes of determining Nextel International Net Adds.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Amendment 007A to the iDEN Infrastructure Equipment Supply Agreement
C.	The minimum IPL fee set forth in Section 3.D of Amendment 6 will continue in effect for each year of the extended term of the Existing Agreement under this Amendment (that is, through December 31, 2011).
4.	SMP Pricing Adjustments
The Section of Amendment 6 entitled “SMP Pricing Adjustments,” will continue in effect in its entirety for each year of the extended term of the Existing Agreement under this Amendment (that is, through December 31, 2011), except that:

[*]
5.	iDEN Development Program
Motorola will maintain a development program for new features, maintenance, and support of existing iDEN infrastructure products in the field worldwide through 2011. Motorola will forecast aggregate sales of iDEN hardware, software and services (excluding any such sales related to Harmony) prior to each calendar year during the term of this Agreement, and will allocate approximately [*] to [*]% of the forecasted amount to the funding of the development program for that year.
Motorola may be required to charge non-refundable amounts for development of unique features. Maintenance of the iDEN development program under this section is not a commitment to deliver general features, and Motorola makes no assurance that any specific features will be supplied during a given period.
6.	[*]

7.	[*]
8.	Hardware and Software Feature Development
The completion of any committed Hardware and Software Feature development on Motorola’s roadmap that has not been completed at the time Motorola elects to stop delivering proprietary iDEN infrastructure equipment to Customer [*], but will instead be subject to mutual agreement of Customer and Motorola.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Amendment 007A to the iDEN Infrastructure Equipment Supply Agreement
9.	Adequate Production Capacity
A.	With respect to iDEN infrastructure products (including Equipment and SMP) for which Motorola is the sole-source supplier to Customer, Motorola will maintain sufficient manufacturing capacity within Motorola’s manufacturing resources (including its contract manufacturers) to supply those products to Customer in order for Customer to meet its forecasts and updated forecasts during the Term of the Agreement, subject to the terms in Subsection 8.b. below.

B.	Motorola will not be considered delinquent or in breach of the above manufacturing capacity obligations for a product if:
1.	Customer fails to provide forecast of equipment requirements at least 6 months prior to the requested shipment dates.

2.	Customer fails to issue a Purchase Order within the following lead times:
a.	at least 13 weeks prior to the requested shipment dates for orders that have been included in the forecast as described in paragraph 1 above.

b.	at least 20 weeks prior to the requested shipment dates for orders that have not been forecasted as described in paragraph 1 above.
4.	The aggregate quantities for an item in NII Affiliates’ current 6-month forecast are more than [*]% higher than the aggregate quantities for that same item included in NII Affiliates’ most recent previous 6-month forecast; or

5.	The quantity of a specific item contained in the collective Purchase Orders of all NII Affiliates is more than [*]% higher than the quantity for that same item contained in the applicable 6-month forecast for all NII Affiliates.
10.	Infrastructure Production and product Support
Motorola commits to make available to Customer Motorola-manufactured infrastructure products and spares (either directly or through a third-party supplier) at least through December 31, 2011 (“Minimum Product Availability Period” or “MPAP”). Motorola shall provide an option for a last-time buy at the end of this period. Motorola shall provide maintenance and support services for such products through the CNRC under the pricing terms outlined in the Existing Agreement through December 31, 2011.
Within the last twelve (12) months of the MPAP, or after the MPAP, if Motorola decides to discontinue manufacturing infrastructure hardware, Motorola will provide Customer with twelve (12) months’ advance notice thereof (the “End of Sale Notice”) to permit Customer to place a last-time buy order within twelve (12) months after receipt of such notice. Customer will have an additional six (6) months after the End of Sale Notice period to take delivery of such hardware.
11.	Prospective Effect
The terms of this Amendment will apply prospectively from the Effective Date of this Amendment, and will not apply to transactions conducted under the Existing Agreement prior to the Effective date.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Amendment 007A to the iDEN Infrastructure Equipment Supply Agreement
12.	Entire Agreement
This Amendment and the Existing Agreement, as amended, constitute the entire understanding between the Parties concerning the subject matter hereof and supersede all prior discussions, agreements and representations, whether oral or written and whether or not executed by Customer and Motorola. No modification, amendment or other change may be made to this Amendment unless reduced to writing and executed by authorized representatives of both Parties.
IN WITNESS WHEREOF, Motorola and Customer have entered into this Amendment this 28th day of September, 2006.

NII HOLDINGS, INC.	MOTOROLA, INC.
Networks & Enterprise

By:	By:

Name:	Name: Charles F. Wright

Title:	Title:

Date:	Date:

NEXTEL SUBSIDIARY	MOTOROLA, INC.

By:	By:

Name:	Name: Jon Meyer

Title:	Title:

Date:	Date: